Registration No. 333-103392

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________


                               AMENDMENT NO. 1 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ______________

                          UNISOURCE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


            ARIZONA                                      86-0786732
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             ONE SOUTH CHURCH AVENUE
                                   SUITE 1820
                             TUCSON, ARIZONA, 85701
                                 (520) 571-4000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          Kevin P. Larson                                  John T. Hood, Esq.

   UniSource Energy Corporation                         Thelen Reid & Priest LLP
One South Church Avenue, Suite 1820                         875 Third Avenue
       Tucson, Arizona 85701                            New York, New York 10022
          (520) 571-4000                                     (212) 603-2000

        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                 ______________




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                  Subject to Completion, Dated April 8, 2003


P R O S P E C T U S
-------------------


                                4,000,000 SHARES
                          UNISOURCE ENERGY CORPORATION

                                  COMMON STOCK
                                WITHOUT PAR VALUE
                                 ______________


     By this prospectus, UniSource Energy may offer from time to time up to 4,000,000 shares of its common stock and the attached preferred share purchase rights. In this prospectus, we refer to the common stock and the attached preferred share purchase rights together as the "Shares."

     UniSource Energy's common stock is listed on the New York Stock Exchange and the Pacific Exchange. The ticker symbol is: UNS.

     One or more supplements to this prospectus will indicate the amount and terms of each offering of Shares, including the offering price. UniSource Energy may sell its Shares to or through underwriters, dealers or agents or directly to one or more purchasers.

          You should read this prospectus and the applicable prospectus supplement carefully before you invest.
                                 ______________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS ________, 2003.


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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


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                                TABLE OF CONTENTS

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IMPORTANT INFORMATION ABOUT THIS PROSPECTUS....................................1

UNISOURCE ENERGY...............................................................2

USE OF PROCEEDS................................................................3

DESCRIPTION OF CAPITAL STOCK...................................................4

PLAN OF DISTRIBUTION...........................................................8

WHERE YOU CAN FIND MORE INFORMATION............................................9

FORWARD-LOOKING STATEMENTS....................................................11

EXPERTS.......................................................................12

INDEPENDENT ACCOUNTANTS.......................................................12

LEGAL MATTERS.................................................................12




                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission (SEC). We may sell the Shares described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the Shares. Each time we offer Shares, we will provide a supplement to this prospectus that contains specific information about the terms of such offering of the Shares. The supplement may also add, update or change information contained in this prospectus.

     In addition to the information contained in this prospectus and the applicable supplement, this prospectus incorporates by reference important business and financial information about UniSource Energy that is not included in or delivered with this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable supplement. We have not authorized any other person to provide you with different information. You should not assume that the information contained or incorporated in this prospectus as of any time after the date of this prospectus or, if later, the date of an incorporated document, is accurate because our business, financial condition or results of operations may have changed since that date.

     We are not making an offer to sell any securities in any jurisdiction where an offer or sale is not permitted.





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                                UNISOURCE ENERGY


     UniSource Energy is a holding company that owns the outstanding common stock of Tucson Electric Power Company (TEP), Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development Company (UED). UniSource Energy is an Arizona corporation and an exempt holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended, and Rule 2 thereunder. References in this prospectus to "we" and "our" are to UniSource Energy.


TEP

     TEP is our principal subsidiary and represents most of our assets. TEP is a vertically integrated utility that provides regulated electric service to over 355,000 retail customers in its service territory. This service territory consists of a 1,155 square mile area of Southeastern Arizona with a population of approximately 891,000 in the greater Tucson metropolitan area in Pima County, as well as parts of Cochise County. TEP holds a franchise to provide electric distribution service to customers in the City of Tucson. This franchise expires in 2026. TEP also sells electricity to other utilities and power marketing entities in the western U.S. At December 31, 2002, TEP owned or leased 2,002 MW of net generating capability.

     The Federal Energy Regulatory Commission (FERC) and the Arizona Corporation Commission (ACC) regulate portions of TEP's utility accounting practices and electricity rates. The FERC regulates the terms and prices of TEP's sales to other utilities and resellers. The ACC has authority over certain rates charged to retail customers, the issuance of securities, and transactions with affiliated parties.

MILLENNIUM

     Millennium's assets comprised approximately 6% of the consolidated assets of UniSource Energy at December 31, 2001. Through its affiliates, Millennium holds investments in the following subsidiaries including:

     o Global Solar Energy, Inc., a developer and manufacturer of flexible thin-film photovoltaic cells. Target markets for its products include military, space and commercial applications.
     o    Infinite Power Solutions, Inc., a developer of thin-film batteries.
     o MicroSat Systems, Inc., a developer of small-scale satellites, focusing on research and development activities related to government contracts.

UED

     UED, established in 2001, is the developer of the expansion project at the Springerville Generating Station.

EFFECT OF HOLDING COMPANY STRUCTURE

     Since UniSource Energy is a holding company, substantially all of the assets shown on UniSource Energy's consolidated balance sheet are held by its subsidiaries. Accordingly, UniSource Energy's earnings and cash flow and its ability to meet its obligations are dependent upon the earnings and cash flows of such subsidiaries and the distribution or other payment of such earnings to UniSource Energy. The subsidiaries are separate and distinct legal entities and have no obligation to make any such distribution or other payment to UniSource Energy and may do so only after they satisfy their debt obligations and any


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preferred stock requirements, and comply with any statutory or contractual limitations.

     Any shares of UniSource Energy common stock which may be offered by this prospectus are, by definition, junior to claims of UniSource Energy's creditors including, but not limited to, holders of debt securities that may be issued or guaranteed by UniSource Energy and, as discussed above, to the claims of creditors of UniSource Energy's subsidiaries. In addition, our articles of incorporation permit us to issue preferred stock. Before we can pay dividends on our common stock, we must satisfy our current debt obligations and any preferred stock requirements, and comply with any statutory or contractual limitations.

     UniSource Energy's Board of Directors periodically reviews our dividend level, taking into consideration a number of factors including our results of operations and financial condition, general economic and competitive conditions and the earnings and cash flows of our subsidiary companies, TEP, Millennium and UED. As discussed above, TEP is our principal subsidiary and represents most of our assets. TEP pays dividends on its common stock after its Board of Directors declares them. TEP has certain restrictions on paying dividends, as listed below:

     o TEP's Credit Agreement provides that TEP can pay dividends if it maintains compliance with the TEP Credit Agreement and certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth, and so long as the dividends and certain investments in affiliates would not exceed 65% of TEP's net income.

     o The ACC order which authorized TEP to form UniSource Energy as a holding company provides that TEP can pay dividends so long as the dividends do not exceed 75% of TEP's earnings until its equity ratio equals 37.5% of total capital (excluding capital lease obligations).

     o The Federal Power Act states that TEP cannot pay dividends out of funds that are properly included in the capital account.

     Millennium and UED have no dividend restrictions.

     UniSource Energy's principal executive offices are located at One South Church Avenue, Suite 1820, Tucson, Arizona 85701. The telephone number is (520) 571-4000.

                                 USE OF PROCEEDS


     As more particularly described in the prospectus supplement relating to each issuance of Shares, we will use the net proceeds from the sale of the Shares offered by this prospectus for general corporate purposes, including making loans and/or capital contributions to our subsidiaries, which may include subsidiaries to be formed for the purpose of acquiring electric and gas utility properties in Arizona from Citizens Communications Company.


     The ACC has issued an order which, unless waived, requires that we invest 30% of any proceeds of equity issuances by UniSource Energy in TEP until TEP has 37.5% equity.


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                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, of which 75,000,000 shares are common stock without par value, and 1,000,000 shares are preferred stock without par value (Preferred Stock). As of March 31, 2003, there were 33,589,031 shares of common stock outstanding and no shares of Preferred Stock outstanding.


     The following is a summary of certain rights and privileges of the holders of the Shares. This summary does not purport to be complete. The following information is qualified in its entirety by reference to UniSource Energy's Restated Articles of Incorporation and shareholder rights plan and to the laws of the State of Arizona.

COMMON STOCK

     Dividend Rights. UniSource Energy may pay dividends on shares of common stock out of any funds legally available for payment, when and as declared by our Board of Directors. Payment of dividends may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

     Liquidation Rights. In the event of any dissolution or other winding up of UniSource Energy, whether voluntary or involuntary, the assets of UniSource Energy available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the common stock. Those distributions may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

     Voting Rights. All voting power is vested in the holders of the common stock, except as otherwise specified with respect to the Preferred Stock, or any series of Preferred Stock. With respect to the election of directors and each other matter coming before any meeting of shareholders, each holder of the common stock shall be entitled to one (1) vote for each share of such stock outstanding in the name of that holder on the books of UniSource Energy.

     Miscellaneous. The common stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding common stock is fully paid and non-assessable.

PREFERRED STOCK

     Our Board of Directors has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

PREFERRED SHARE PURCHASE RIGHTS

     General. On March 5, 1999, UniSource Energy adopted a shareholder rights plan. Under that plan, we will grant one preferred share purchase right (Right) on each outstanding share of common stock to holders of common stock outstanding on April 1, 1999 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 5, 1999 (the Rights Agreement), between UniSource Energy and The Bank of New York, as Rights Agent. The following statements are qualified in their entirety by reference to the Rights Agreement.


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     Each Right will entitle the registered holder, subject to regulatory approvals and other specified conditions, to purchase one ten-thousandth of a share of Preferred Stock, Series X, without par value, of UniSource Energy (the Series X Preferred Stock), at a purchase price of $50.00 (the Purchase Price).

     Distribution of Rights. We have distributed one Right to shareholders of UniSource Energy for each share of common stock owned of record by them at the close of business on April 1, 1999. Until the earliest of:

     o such time as any person or group acquires 15% or more of the outstanding shares of common stock,

     o    March 31, 2009 or

     o    the redemption of the Rights,

we will issue one Right with each share of common stock that is issued after April 1, 1999 so that all shares of common stock will have attached Rights. We have initially authorized and reserved 10,000 shares of Preferred Stock for issuance upon exercise of the Rights.

     Exercise. The Rights will be exercisable only if a person or group:

     o    acquires 15% or more of the outstanding shares of common stock or

     o commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

     Until that time the Rights will be evidenced by and will trade with the shares of common stock. The Rights will expire on March 31, 2009 unless we first redeem or exchange them, in each case as described below.

     The purchase of stock pursuant to the Rights may be subject to regulatory approval and other specified conditions. Under no circumstance will the person or group that acquired 15% of the common stock be entitled to exercise Rights.

     "Flip-in". If any person or group acquires 15% or more of the outstanding shares of common stock, each Right will entitle its holder to purchase that number of shares of common stock or, at the option of UniSource Energy, Preferred Stock which has a market value at that time of twice the Purchase Price.

     "Flip-over". In addition, in the event that any person or group has acquired 15% or more of the outstanding shares of common stock and UniSource Energy

     o    consolidates or merges with or into, or

     o    sells 50% or more of its assets or earning power to,

any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.


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     Exchange. If a person or group acquires more than 15% but less than 50% of the outstanding shares of common stock, we may exchange each outstanding Right for one share of common stock or cash, securities or other assets having a value equal to the market value of one share of common stock. That exchange may be subject to regulatory approval.

     Redemption. We may redeem the Rights, at a redemption price of $0.001 per Right, at any time until any person or group has acquired 15% or more of the outstanding shares of common stock.

     Certain Adjustments. The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

     o if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

     o upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. We will not issue fractional shares of Series X Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, we will make an adjustment in cash based on the market price of the Series X Preferred Stock on the last trading date prior to the date of exercise.

     Amendment. We may amend the Rights Agreement in any respect until any person or group has acquired 15% or more of the outstanding shares of common stock. Thereafter, we may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

ARIZONA BUSINESS COMBINATION STATUTE

     General. The Arizona business combination statute would limit our ability to engage in Business Combinations with Interested Shareholders (each as defined below).

     "Business Combination" means any (A) merger or consolidation of UniSource Energy or any UniSource Energy subsidiary with an Interested Shareholder, (B) exchange of shares of UniSource Energy common stock or any UniSource Energy subsidiary for shares of an Interested Shareholder, or (C) sale, lease, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of UniSource Energy.

     "Interested Shareholder" means any person other than UniSource Energy or a UniSource Energy subsidiary that is either (A) a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding UniSource Energy common stock or (B) an affiliate of UniSource Energy who at any time during the three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding UniSource Energy common stock.


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     "Share Acquisition Date" means the date that a person first becomes an
Interested Shareholder of UniSource Energy.

     Business Combinations Within Three Years After Share Acquisition Date. For three years after an Interested Shareholder's Share Acquisition Date, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless, before the Interested Shareholder's Share Acquisition Date, a committee of disinterested directors approved either:

     o    the Business Combination; or

     o the acquisition of common stock made by the Interested Shareholder on the Interested Shareholder's Share Acquisition Date.

     Business Combinations More Than Three Years After Share Acquisition Date. If a committee of disinterested directors has not approved the Business Combination or the acquisition of common stock as provided above, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless:

     o the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date, and before the Share Acquisition Date, the UniSource Energy Board of Directors approved either

          o    the Business Combination; or

          o the acquisition of common stock made by the Interested Shareholder on the Share Acquisition Date; or

     o the Business Combination is approved no earlier than three years after the Interested Shareholder's Share Acquisition Date by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares of common stock beneficially owned by the Interested Shareholder or any affiliate thereof); or

     o the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date and meets certain specified conditions designed to ensure against discriminatory pricing.

ARIZONA CONTROL SHARE ACQUISITION STATUTE

     General. The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of UniSource Energy under certain circumstances in a control share acquisition (as defined below).

     Control Share Acquisition means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of UniSource Energy common stock that would, but for the limitations in the control share acquisition statute, entitle the acquiring person to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33-1/3%, (B) at least 33-1/3% but less than or equal to 50% and (C) over 50%.


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     Information Statement. Within ten days after a Control Share Acquisition, the acquiring person must deliver to the corporation an information statement specifying, among other things, the range of voting power in the election of directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of "excess" shares (referred to below).

     Limitation on Voting Rights of "Excess" Shares. To the extent that shares of UniSource Energy common stock acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such "excess" shares will have the same voting rights as other shares of UniSource Energy common stock for election of directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares owned by the acquiring person, its affiliates or any officer or director of UniSource Energy).

     Financing Agreement. The status of voting rights of "excess" shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.

     Redemption by UniSource Energy. If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the UniSource Energy shareholders have voted not to accord voting rights to an acquiring person's "excess" shares referred to above, then UniSource Energy may call for the redemption of such "excess" shares at the fair market value of those shares at the time the call for redemption is given.

ANTITAKEOVER EFFECT

     The Rights or the provisions of Arizona Law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of UniSource Energy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

                              PLAN OF DISTRIBUTION

     We may sell Shares in one or more of the following ways from time to time:
(1) directly to institutional purchasers, (2) through agents, (3) through underwriters and/or (4) through dealers.

     The prospectus supplement will set forth the terms of each offering of Shares, including:

     o    the names of any underwriters or agents,

     o the purchase price of the Shares and the proceeds to UniSource Energy, from the sale,

     o any underwriting discounts or agency fees and other items constituting underwriters'; or agents' compensation,

     o any discounts or concessions allowed or reallowed or paid to dealers and


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     o    any securities exchange on which the common stock may be listed.

     If we use underwriters to sell Shares, the underwriters will acquire such Shares for their own account and resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities if any of such securities are purchased, except that, in certain cases involving a default by one or more underwriters; less than all of such securities may be purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If we use one or more agents to sell securities, the agents will be named, and any, commissions payable by UniSource Energy to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

     New Shares sold through agents or underwriter may be sold by means of (1) ordinary brokers' transactions, (2) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange, the Pacific Exchange and other exchanges on which the common stock is admitted to trading privileges, including transactions in which any agent may sell Shares as agents but may also position and resell all or a portion of the blocks as principals, (3) offerings off the floors of the exchanges or (4) a combination of any such methods. Sales may be made at prevailing market prices (which could be subject to change). Any such offering would be described in a supplement to this prospectus setting forth the terms of the offering and the number of Shares offered.

     Any agents, underwriters or dealers participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the Securities Act). Agents and underwriters may be entitled under agreements entered into with UniSource Energy to indemnification by UniSource Energy, against certain liabilities, including liabilities under the Securities Act and other securities laws, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.

     The outstanding shares of UniSource Energy common stock are listed on the New York Stock Exchange and the Pacific Exchange. Any new shares of common stock will also be listed on those Exchanges, subject to official notice of issuance.

     Any agents, underwriters or dealers or agents participating in the distribution of the securities, and/or affiliates thereof, may engage in transactions with and perform services for UniSource Energy and its affiliates in the ordinary course of business.


                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     UniSource Energy Corporation (UniSource Energy) files reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain further information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, such as UniSource Energy,


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who file electronically with the SEC. The address of that site is
http://www.sec.gov.

     You can also inspect reports, proxy statements and other information concerning UniSource Energy at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 or the Pacific Exchange, Inc. at 301 Pine Street, San Francisco, California 94104. You may also obtain information from the UniSource Energy Internet site at http://www.unisourceenergy.com. The information on our website is not incorporated by reference into this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the document set forth below that has been previously filed with the SEC. This document contains important information about UniSource Energy.

     o    Annual Report on Form 10-K for the year ended December 31, 2002

     We are also incorporating by reference additional documents that UniSource Energy files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of this prospectus and all documents that UniSource Energy files with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

     UniSource Energy will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at UniSource Energy Corporation, P.O. Box 711, Tucson, Arizona 85702, Attention: Records and Library Services, Telephone: (520) 745-3349.



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                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy is including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or for UniSource Energy in this prospectus. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical facts. Forward-looking statements may be identified by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. All such forward-looking statements, whether written or oral, and whether made by or on behalf of UniSource Energy, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, UniSource Energy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

     Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management's expectations, beliefs or projections will be achieved or accomplished. We have identified the following important factors that could cause actual results to differ materially from those discussed in our forward-looking statements. These may be in addition to other factors and matters discussed in other parts of this prospectus:

     1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

     2.   Effects of competition in retail and wholesale energy markets.

     3. Changes in economic conditions, demographic patterns and weather conditions in TEP's retail service area.

     4. Supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental restrictions and cost of compliance, and FERC regulation of wholesale energy markets.

     5. The creditworthiness of the entities with whom UniSource Energy, TEP, Millennium and their affiliates transact business.

     6. Changes affecting TEP's cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation.

     7. Changes in governmental policies and regulatory actions with respect to financing and rate structures.

     8. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

     9. Changes in accounting principles or the application of such principles to UniSource Energy or TEP.

     10. Market conditions and technological changes affecting UniSource Energy's unregulated businesses.

     11. Regulatory conditions to the approval of the acquisition of Citizens' Arizona electric utility and gas utility assets.

     12. The level of rate relief granted with respect to Citizens' Arizona electric utility and gas utility assets.

     13. Unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of its retirement plan assets and health care costs.

     14.  The outcome of any ongoing litigation.

     15. Ability to obtain financing through debt and/or equity issuance, which can be affected by various factors, including interest rate fluctuations and capital market conditions.

     16. Whether the proposed Springerville Generating Station expansion proceeds; the role of Tri-State, SRP, and other third parties in such expansion; and the terms of the ownership, operating and power purchase arrangements ultimately utilized.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             INDEPENDENT ACCOUNTANTS

     With respect to the unaudited consolidated financial information of UniSource Energy Corporation for the three-month periods ended March 31, 2002 and 2001, the three-month and six-month periods ended June 30, 2002 and 2001 and the three-month and nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2002, August 2, 2002 and November 1, 2002, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                  LEGAL MATTERS


     The validity of the Shares will be passed upon for UniSource Energy by Thelen Reid & Priest LLP, our special counsel, and Vincent Nitido, Jr., Esq., our Vice President and General Counsel, and for any agents, underwriters or dealers by counsel to be identified in the applicable prospectus supplement. In giving their opinions, Thelen Reid & Priest LLP and counsel for any agents, underwriters or dealers may rely, as to matters of Arizona law, upon the opinion of Mr. Nitido.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS


     Reference is made to the Exhibit Index on page II-3 hereof.





                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, and the State of Arizona, on April 8, 2003.


                                         UNISOURCE ENERGY CORPORATION


                                         By:  /s/ Kevin P. Larson
                                             --------------------------------
                                             KEVIN P. LARSON
                                             Vice President and Principal
                                             Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         James S. Pignatelli
                                         Chairman of the Board, President and
                                         Principal Executive Officer



Date:  April 8, 2003                      /s/ Kevin P. Larson
                                         ---------------------------------------

                                         Kevin P. Larson
                                         Vice President and Principal Financial
                                         Officer



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Karen G. Kissinger
                                         Vice President and Principal Accounting
                                         Officer



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Lawrence J. Aldrich
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Larry W. Bickle
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Elizabeth T. Bilby
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Harold W. Burlingame
                                         Director

Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         John L. Carter
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Daniel W.L. Fessler
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Kenneth Handy
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         Warren Y. Jobe
                                         Director



Date:  April 8, 2003                     *

                                         ---------------------------------------
                                         H. Wilson Sundt
                                         Director



*By: /s/ Kevin P. Larson
    -----------------------------
     Kevin P. Larson
     Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.    Description of Exhibit
-----------    ----------------------

    1      --  Form of Underwriting Agreement with respect to Common Stock (A form will be filed as an exhibit to a report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K under the Securities Act, or by amendment.)

*   4(a)   --  Amended and Restated Articles of Incorporation (filed with the
               Commission on January 30, 1998, as Exhibit 2(a) to Registrant's
               Amendment No. 1 to Form 8-A and incorporated herein by reference thereto).

*   4(b)   --  Bylaws (filed with the Commission on December 23, 1997 as Exhibit
               2(b) to Registrant's Form 8-A and incorporated herein by reference thereto).

*   4(c)   --  Rights Agreement, dated as of March 5, 1999, between UniSource
               Energy Corporation and The Bank of New York, as Rights Agent
               (filed with the Commission on March 5, 1999, as Exhibit 4 to
               Registrant's Form 8-K dated March 5, 1999, and incorporated herein by reference thereto).

    5(a)   --  Opinion of Vincent Nitido, Jr., Esq.

    5(b)   --  Opinion of Thelen Reid & Priest LLP.


**  15     --  Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information.


    23(a)  --  The Consents of Vincent Nitido, Jr., Esq. and Thelen Reid &
               Priest LLP are contained in their opinions as Exhibits 5(a) and 5(b), respectively.


**  23(b)  --  Consent of Independent Accountants

**  24     --  Power of Attorney is contained at page II-4 of the initial filing of the Registration Statement.

_______________
*    Previously filed as indicated and incorporated herein by reference.
** Previously filed with the initial filing of the Registration Statement on February 21, 2003.